EXHIBIT 10.3
Confidential portions of this exhibit have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission. Omissions are designated by the symbol [*****].

GENERAL TERMS AGREEMENT

between

THE BOEING COMPANY

and

SPIRIT AEROSYSTEMS, INC.

BCA-65520-0032

Confidential portions of this exhibit have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission. Omissions are designated by the symbol [*****].

TABLE OF CONTENTS
TITLE PAGE
TABLE OF CONTENTS
AMENDMENT PAGE

1.0	DEFINITIONS	1
2.0	ORDERING	3
2.1	Issuance of Orders	3
2.2	Acceptance of Orders	3
3.0	NOTICE OF LABOR NEGOTIATIONS	4
4.0	CREDIT OFFICE VISIBILITY	4
5.0	COST DATA AND ASSISTANCE	4
6.0	GENERAL & INTERNATIONAL REQUIREMENTS	4
6.1	Language	4
6.2	Currency	5
7.0	TERMINATION FOR CONVENIENCE	5
7.1	Basis for Termination; Notice	5
7.2	Termination Instructions	5
7.3	Termination Claim	6
7.4	Failure to Submit a Claim	8
7.5	Partial Termination	8
7.6	Product Price	8
7.7	Exclusions or Deductions	8
7.8	Payments	9
7.9	Accounting Practices	9
7.1	Records	9
8.0	EVENTS OF DEFAULT AND REMEDIES	9
8.1	Events of Default	9
8.2	Boeing Remedies	10
8.3	Spirit Remedies	13
8.4	Boeing and Spirit Remedies	14
9.0	TERMINATION OF AIRPLANE PROGRAM	14
9.1	Program Termination	14
9.2	Termination Liability	15
9.3	Transfer of Certain Property	15
10.0	DELAYS	15
10.1	Excusable Delay	15
10.2	Delays Attributable to Boeing	17
11.0	SUSPENSION OF WORK	17

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Confidential portions of this exhibit have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission. Omissions are designated by the symbol [*****].

13.0	ASSURANCE OF PERFORMANCE	18
14.0	LIMITATION OF SPIRIT'S RIGHT TO ENCUMBER ASSETS	19
15.0	COMPLIANCE	19
15.1	Compliance With Laws	19
15.2	Import/Export	19
15.3	Government Requirements	20
15.4	Ethic Requirements/Code of Conduct	21
16.0	INTEGRITY IN PROCUREMENT	21
17.0	APPLICABLE LAW	21
18.0	SURVIVAL	21
19.0	PUBLICITY AND CONFIDENTIALITY	22
19.1	Publicity	22
19.2	Confidentiality	22
20.0	RESPONSIBILITY FOR PERFORMANCE	23
20.1	Responsibilities of Spirit	23
20.2	Subcontracting	24
20.3	Reliance	24
20.4	Assignment	24
20.5	Relationship of Parties	26
20.6	Successors and Assigns	26
21.0	STRATEGIC ALIGNMENT	26
22.0	NON-WAIVER/PARTIAL INVALIDITY	27
23.0	HEADINGS	27
24.0	PRODUCT LIABILITY CLAIMS	27
25.0	DISPUTES	27
25.1	Obligations to Negotiate	27
25.2	Resolution of Disputes	27
26.0	TAXES AND DUTIES	28
26.1	Inclusion of Taxes in Price	28
26.2	Litigation	28
26.3	Rebates	28
27.0	COUNTERPARTS	28
28.0	AMENDMENTS	29

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Confidential portions of this exhibit have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission. Omissions are designated by the symbol [*****].

AMENDMENTS

Amend Number	Description	Date	Approval
1 2

Spirit name change - All references to Mid-Western Aircraft Systems Inc. are changed to Spirit AeroSystems Inc. or Spirit

8.1.A: Deleted reference to SBP Section 3.4.2.3 to conform with SBP Amendment 17
		06/19/09 05/12/11	J. Loomis M. Kurimsky R. Parks M. Kurimsky

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Confidential portions of this exhibit have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission. Omissions are designated by the symbol [*****].

GENERAL TERMS AGREEMENT

THIS GENERAL TERMS AGREEMENT (this “Agreement” or “GTA”) was entered into as of June 16, 2005, by and between Spirit AeroSystems, Inc., a Delaware corporation, with its principal office in (Wichita, Kansas) ("Spirit"), and The Boeing Company, a Delaware corporation acting by and through Boeing Commercial Airplanes ("Boeing"). Hereinafter, Spirit and Boeing may be referred to jointly as the “Parties”. The GTA, which is amended from time to time, is amended to incorporate Amendment 2 and conformed to incorporate Amendment 1 on May 12, 2011.   The conformed GTA is for administrative convenience only and is not intended to change the meaning of Amendments 1 and 2.

In consideration of the mutual covenants set forth herein, the Parties agree as follows:

AGREEMENTS
1.0        DEFINITIONS
The definitions set forth below and elsewhere within this Agreement shall apply to this Agreement, any Order and the Special Business Provisions (SBP MS-65530-0019) dated as of the date hereof in which this Agreement is incorporated by reference. Certain additional terms used herein are defined in the SBP and when used herein shall have the same meanings as in the SBP. Words importing the singular shall also include the plural and vice versa.

A.	“Aircraft” means the Program Airplane and/or any Derivative thereof, as the context may require.

B.	"Customer" means any owner, lessee or operator of an aircraft or commodity, or designee of such owner, lessee or operator.

C.
“Derivative” means any model airplane designated by Boeing as a derivative of the Program Airplane and which includes all of the following conditions: (1) has the same number of engines as the Program Airplane; (2) utilizes essentially the same aerodynamic and propulsion design, major assembly components, and systems as the Program Airplane; (3) achieves other payload/range combinations by changes in body length, engine thrust, or variations in certified gross weight; (4) has the same body cross-section as the Program Airplane; and (5) is designated as a “derivative” to the FAA by Boeing. A Derivative shall not include any aircraft which has been or currently is in production as of the date of this Agreement.

787 GTA between Boeing and Spirit
Conformed GTA BCA-65520-0032, May 12, 2011

Confidential portions of this exhibit have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission. Omissions are designated by the symbol [*****].

D.	“Event of Default” shall have the meaning set forth in GTA Section 8.1.

E.	“Excusable Delay” shall have the meaning set forth in GTA Section 10.1.

F.	"FAA" means the United States Federal Aviation Administration or any successor agency thereto.

G.	"FAR" means the Federal Acquisition Regulations in effect on the date of this Agreement.

H.	Reserved

I.
"Order" means each purchase order and purchase contract, if any, (as generated in Boeing’s Enterprise Resource Planning (ERP) system or its equivalent) issued by Boeing and either accepted by Spirit under the terms of this Agreement and the SBP or issued by Boeing in accordance with this Agreement and the SBP.

J.	“Order Termination Notice” shall have the meaning set forth in GTA Section 7.1.

K.
“Person” means any individual, partnership, corporation, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof, or any other entity.

L.	"Procurement Representative" means the individual designated by Boeing as being primarily responsible for interacting with Spirit regarding this Agreement, the SBP and any Order.

M.
"Product" means goods (including Production Articles), including components and parts thereof, services, documents, data, software, software documentation and other information or items furnished or to be furnished to Boeing under any Order, including Tooling, except for Rotating Use Tooling (as defined in Boeing Document D33200). In addition "Product" has the meaning of "Product Definition" as defined in the SBP.

N.
“Production Articles” means those completed assemblies, defined and configured as set forth in SBP Attachment 2 “Production Article Definition and Contract Change Notices” as such Attachment may be amended from time to time in accordance with this Agreement and the SBP, for the Program Airplane and any Derivative.

O.	“Program” means the design, development, marketing, manufacture, sales and customer support of Program Airplanes, Derivatives and Products.

P.
“Program Airplane” means a commercial transport aircraft incorporating advanced technology and having a current model designation of 787, for which the configuration as of the date of this Agreement is defined in SBP Attachment 1 “Work Statement and Pricing”, SBP Attachment 2 “Production Article Definition and Contract Change Notices”, and SBP Attachment 4 “Work Statement Documents”. The attachments defining the Program Airplane may be amended from time to time in accordance with this Agreement and the SBP.

787 GTA between Boeing and Spirit
Conformed GTA BCA-65520-0032, May 12, 2011

Confidential portions of this exhibit have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission. Omissions are designated by the symbol [*****].

Q.	“Program Termination Notice” shall have the meaning set forth in GTA Section 9.1 “Program Termination”.

R.	Reserved

S.	“Shipset” means the total set of Production Articles to be provided by Spirit that is necessary for production of one Program Airplane or Derivative.

T.
"Tooling" means all tooling, used in production or inspection of Products, either provided to Spirit or supplied by Spirit whereby Boeing agrees to pay Spirit for the manufacture of the tooling. “Tooling” also includes Contractor-Use Tooling, Common-Use Tooling and Boeing-Use Tooling as defined in the SBP.

2.0        ORDERING
2.1        Issuance of Orders
Boeing may issue Orders to Spirit from time to time. Each Order shall contain a description of the Products ordered, a reference to the applicable specifications, drawings or supplier part numbers, the quantities and prices, the delivery schedule, the terms and place of delivery and any special conditions. Boeing and Spirit will consult and mutually agree as necessary regarding the establishment of reasonable leadtimes for the issuance of Orders and the establishment of a commercially reasonable incremental release plan.
Each Order shall be governed by and be deemed to include the provisions of this Agreement and the SBP. Purchase Order Terms and Conditions, Form D1-4100-4045, 49-5700, GP1, DAC Form 26-915, DAC Form 26-916 or Form P252T shall not apply. Any Order terms and conditions, which conflict with this Agreement or the SBP, shall not apply unless specifically agreed to in writing by the Parties.
2.2        Acceptance of Orders
Each Order is Boeing's offer to Spirit and acceptance is strictly limited to its terms. Unless specifically agreed to in writing by the Procurement Representative, Boeing objects to, and shall not be bound by, any term or condition that differs from or adds to any Order. Subject to the last sentence of GTA Section 2.1 “Issuance of Orders”, Spirit's commencement of performance or acceptance of any Order in writing shall conclusively evidence Spirit's acceptance of such Order as written. If any term or condition of any Order is considered by Spirit to constitute a change within the general scope of the SBP, (i) Spirit shall notify Boeing's Procurement Representative in a timely manner in writing as to the nature of such change and its effect (or anticipated effect) upon Spirit's performance and (ii) the provisions of SBP Sections 6.0 and 7.0 shall be applied, if applicable, to determine whether or not Spirit is entitled to an equitable Price adjustment on account of such change.
Any rejection by Spirit of an Order shall specify the reasons for rejection and any changes or additions that would make the Order acceptable to Spirit; provided, however, that Spirit may not reject any Order for reasons inconsistent with the provisions of this Agreement or the SBP.

787 GTA between Boeing and Spirit
Conformed GTA BCA-65520-0032, May 12, 2011

Confidential portions of this exhibit have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission. Omissions are designated by the symbol [*****].

3.0        NOTICE OF LABOR NEGOTIATIONS
When requested by Boeing, Spirit will provide to the best of its ability, the effective dates of labor contracts, scheduled negotiations and its assessment of potential labor disruptions or strikes including that of Spirit’s subcontractors or suppliers. Spirit shall provide additional information reasonably requested by Boeing except as may be prohibited by law or by contract.
4.0        CREDIT OFFICE VISIBILITY
Spirit will cooperate with Boeing's Corporate Credit Office in response to reasonable requests for financial data in a timely manner. If trends remain stable, the data provided will be limited to financial statements in accordance with past practice. In the event of material deterioration in financial condition or performance, Boeing may reasonably request additional data to assess potential contract performance risk. Data requested by Boeing may include if reasonable in the circumstances, but may not be limited to, trade account agings, banking agreements and financial projections. All such information will be treated as confidential and shall be used only for the limited purpose of verifying Spirit’s financial status and capability to perform to contract terms.
5.0        COST DATA AND ASSISTANCE
For the purpose of the negotiation of equitable adjustments for changes or for the purpose of termination and obsolescence claims, Spirit will provide adequate data and records to support its positions for any cost related issue. Spirit shall provide assistance to evaluate and interpret such data if requested by Boeing. Such assistance shall provide Boeing with adequate information regarding Spirit's proposal. Boeing shall treat all information disclosed under this GTA Section 5.0 as confidential, unless required by U.S. Government contracting regulation(s).
6.0        GENERAL & INTERNATIONAL REQUIREMENTS
6.1        Language
The Parties have agreed that this Agreement and the SBP be written in English only. All contractual documents and all correspondence, invoices, notices and other written communications between the Parties shall be submitted in English. Any necessary conversations shall be held in English. Boeing shall determine whether measurements will be in the English or Metric system or a combination of the two systems. When furnishing documents to Boeing, Spirit shall not convert measurements which Boeing has stated in an English measurement system into the Metric system.

787 GTA between Boeing and Spirit
Conformed GTA BCA-65520-0032, May 12, 2011

Confidential portions of this exhibit have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission. Omissions are designated by the symbol [*****].

6.2        Currency
Unless specified elsewhere herein or in the SBP, all prices shall be stated in and all payments shall be made in the currency of the United States of America (U.S. Dollars). No adjustments to any prices shall be made for changes to or fluctuations in currency exchange rates.
7.0        TERMINATION FOR CONVENIENCE
7.1        Basis for Termination; Notice
Boeing may from time to time terminate all or part of any Order issued hereunder, by written notice (an “Order Termination Notice”) to Spirit’s Contract Administrator. Each Order Termination Notice shall specify the effective date and the extent of any such termination. Any such termination shall not affect Boeing's obligation to purchase from Spirit all of Boeing's requirements for Products as provided in SBP Section 3.1.1 “Obligation to Purchase and Sell”.
7.2        Termination Instructions
On receipt of an Order Termination Notice pursuant to GTA Section 7.1 “Basis for Termination; Notice”, unless otherwise directed in writing by Boeing, Spirit shall:

A.	Immediately stop work as specified in the Order Termination Notice;

B.	Immediately terminate its subcontracts and purchase orders relating to the work terminated;

C.
Settle any termination claims made by its subcontractors or suppliers; provided, that Boeing shall have approved the amount of such termination claims in writing prior to such settlement. Boeing shall review and respond to such claims in a timely manner. Spirit shall have the option to settle claims with its subcontractors or suppliers without Boeing’s prior written approval provided that Boeing shall only be obligated to consider amounts included in Spirit’s claim that in Boeing’s reasonable opinion are appropriate;

D.	Take all reasonable steps to preserve and protect all terminated inventory and related Products;

E.
At Boeing's written request (which shall be delivered within twelve (12) months, or at a time reasonably determined by the Parties, after the final settlement of any termination claim), transfer title (to the extent not previously transferred) and deliver to Boeing or Boeing's designee all supplies and materials, work-in-process, Tooling (to the extent not required by Spirit for the performance of any portion of the Order not terminated, this Agreement or the SBP) and manufacturing drawings and data produced or acquired by Spirit for the performance of the Order (to the extent terminated), all in accordance with the terms of such request;

787 GTA between Boeing and Spirit
Conformed GTA BCA-65520-0032, May 12, 2011

Confidential portions of this exhibit have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission. Omissions are designated by the symbol [*****].

F.	Be compensated for such items to the extent provided in GTA Section 7.3 “Termination Claim”;

G.
Take all reasonable steps required to return, or at Boeing's option and with prior written approval to destroy, all Proprietary Information and Materials (as defined in SBP Section 17.0 “Proprietary Information and Materials") of Boeing in the possession, custody or control of Spirit or any of its subcontractors or suppliers and relating solely to the work specified in the Order Termination Notice (to the extent such Proprietary Information and Materials are not required to support obligations that have not been terminated, subject to Spirit’s rights with respect to any such Proprietary Information and Materials as provided in SBP Section 15.2 “Rights and Obligations”;

H.	Take such other action as in Boeing's reasonable opinion may be necessary, and as Boeing shall direct in writing, to facilitate termination of the Order; and

I.	If the Order was terminated only in part, continue and complete performance of the work under the portion of the Order not terminated.
7.3        Termination Claim

A.
If Boeing terminates an Order in whole or in part pursuant to GTA Section 7.1 “Basis for Termination Notice”, Spirit shall have the right to submit a written termination claim to Boeing in accordance with the terms of this GTA Section 7.3. A preliminary estimate of such termination claim shall be asserted to Boeing within forty-five (45) days after Spirit’s receipt of the applicable Order Termination Notice, and a final termination claim and all documentation supporting said claim must be provided to Boeing not later than six (6) months after the later of (i) Spirit's receipt of the applicable Order Termination Notice or (ii) completion of all actions required under GTA Section 7.2 “Termination Instructions” (other than Section 7.2.F), and shall be in the form prescribed by Boeing. Such claim shall contain sufficient detail to explain the amount claimed, including detailed inventory schedules and a detailed breakdown of all costs claimed separated into categories (e.g., materials, purchased parts, finished components, labor, burden, general and administrative), and to explain the basis for allocation of all other costs. Except as provided in GTA Section 7.3.E below, in no event shall claims for any Nonrecurring Work or profit be considered or paid by Boeing to Spirit.

B.
Subject to paragraph (A) of this clause, Spirit shall be entitled to compensation for any termination claim with respect to any Order as provided in this paragraph (B) and in paragraph (C) of this clause. Spirit and Boeing may agree upon the whole or any part of the amount to be paid or remaining to be paid because of the termination. The agreed amount, whether under this paragraph (B) or paragraph (C) of this clause, exclusive of costs shown in paragraph (D) of this clause, may not exceed the total price of any Order terminated as reduced by (1) the amount of payments previously made with respect to the Order and (2) the price of any portion of the Order not terminated (for partial termination). and (3) the portion of the contract price reasonably attributable to Spirit’s Nonrecurring Work for that portion of the Order terminated.

787 GTA between Boeing and Spirit
Conformed GTA BCA-65520-0032, May 12, 2011

Confidential portions of this exhibit have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission. Omissions are designated by the symbol [*****].

C.
If Spirit and Boeing fail to agree on the whole amount to be paid because of the termination of any Order, Boeing shall pay Spirit the amounts determined by Boeing as follows, but without duplication of any amounts agreed on under paragraph (B) of this clause:

(1)	The contract price for completed supplies or services accepted by Boeing not previously paid for, adjusted for any saving of freight and other charges.

(2)	The total of:

(i)	The costs incurred in the performance of the work terminated, but excluding any costs attributable to supplies or services paid or to be paid by Boeing; and

(ii)	The cost of settling and paying termination settlement proposals under terminated subcontracts that are properly chargeable to the terminated portion of the Order

(3)	The reasonable costs of settlement of the Order terminated, including-

(i)	Accounting, legal, clerical, and other expenses reasonably necessary for the preparation of termination settlement proposals and supporting data;

(ii)	Costs associated with the termination and settlement of subcontracts (excluding the amounts of such settlements); and

(iii)
Storage, transportation, and other costs incurred, reasonably necessary for the preservation, protection, or disposition of (a) the termination inventory and (b) any items transferred and delivered to Boeing or Boeing’s designee pursuant to GTA Section 7.2.E.

D.
Spirit shall indemnify Boeing and hold Boeing harmless from and against (i) any and all claims, suits and proceedings against Boeing by any subcontractor or supplier of Spirit in respect of any such termination and (ii) all reasonable costs and expenses incurred by Boeing in connection with the defense or settlement of any such claim, suit or proceeding. If Boeing is threatened in writing with any such claim, suit or proceeding, or if any such claim, suit or proceeding is formally commenced against Boeing, which may give rise to a right of indemnification under this GTA Section 7.3, Boeing shall promptly give written notice thereof to Spirit. Spirit may, by delivery of written notice to Boeing within thirty (30) days following its receipt of any such notice from Boeing, elect to contest such claim in such manner as it deems necessary or advisable. If Spirit does not elect to contest any claim, Boeing shall have the exclusive right, but not the obligation, to prosecute, defend, settle or pay such claim, at Spirit's sole expense, provided that such prosecution, defense, settlement or payment is on reasonable terms and at a reasonable cost.

787 GTA between Boeing and Spirit
Conformed GTA BCA-65520-0032, May 12, 2011

Confidential portions of this exhibit have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission. Omissions are designated by the symbol [*****].

E.
Notwithstanding anything to the contrary in this GTA Section 7.3, in the event of the termination of a Spare Part Order and only in such event, Spirit’s termination claim for any terminated Spare Part Order will be allowed to include an amount attributable to the specific Nonrecurring Work associated with such terminated Spare Part Order and such amount will not be deducted under GTA Section 7.3.B (3).

7.4        Failure to Submit a Claim
Notwithstanding any other provision of this GTA Section 7.0 “Termination for Convenience”, if Spirit fails to submit a final termination claim within the time period set forth in GTA Section 7.3 “Termination Claim”, Spirit shall be barred from submitting a claim and Boeing shall have no obligation for payment to Spirit under this GTA Section 7.0 except for those Products previously delivered to and accepted by Boeing.
7.5        Partial Termination
Any partial termination of an Order shall not alter or affect the terms and conditions of the Order or any other Order with respect to Products not terminated.
7.6        Product Price
Termination under this GTA Section 7.0 “Termination for Convenience” shall not result in any change to unit prices for Products not terminated.
7.7        Exclusions or Deductions
The following items shall be excluded or deducted from any termination claim submitted by Spirit:

A.
All unliquidated advances or other payments made by Boeing to Spirit pursuant to the terminated portion of any Order (The Parties acknowledge and agree that the total of [*****] in Advance Payments to be made the first and second quarter of 2006 ([*****] on February 15, 2006 and [*****] on May 15, 2006) as noted in SBP, Section 5.5, Advance Payments, is not subject to this exclusion or deduction herein.);

787 GTA between Boeing and Spirit
Conformed GTA BCA-65520-0032, May 12, 2011

Confidential portions of this exhibit have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission. Omissions are designated by the symbol [*****].

B.	Any loss incurred by Boeing with respect to Spirit, reasonably substantiated in good faith, in connection with any commercial airplane program;

C.	The agreed price for scrap allowance; and

D.	Except for normal spoilage and any risk of loss assumed by Boeing, the agreed fair value of property that is lost, destroyed, stolen or damaged.

7.8        Payments
Boeing shall consider any correct (proper) termination claim submitted by Spirit promptly and in good faith per the provisions of GTA Section 7.0 “Termination for Convenience”. Amounts, if any, to be paid by Boeing under GTA Section 7.0 shall be paid within [*****] after settlement between the Parties or as otherwise agreed to between the Parties. Boeing may make partial payments and payments against costs incurred by Spirit for the terminated portion of the Order. If the total payments exceed the final amount determined to be due, Spirit shall repay the excess to Boeing upon demand.
7.9        Accounting Practices
Boeing and Spirit agree that Spirit's "normal accounting practices" used in developing the price of the Product(s) shall also be used in determining the allocable costs upon termination of any Order. For purposes of this GTA Section 7.9, Spirit's "normal accounting practices" refers to Spirit's method of charging costs as either a direct charge, overhead expense, general administrative expense, etc.
7.10        Records
Unless otherwise provided in this Agreement or required by law, Spirit shall maintain all financial records and documents relating to the terminated portion of any Order for [*****] years after final settlement of Spirit's termination claim with respect to such Order.
8.0        EVENTS OF DEFAULT AND REMEDIES
8.1        Events of Default
The occurrence of any one or more of the following events shall constitute an "Event of Default".

A.	Subject to GTA Section 10.0 “Delays”, any failure by Spirit to deliver, when and as required by this Agreement, the SBP or any Order, any Product; or

787 GTA between Boeing and Spirit
Conformed GTA BCA-65520-0032, May 12, 2011

Confidential portions of this exhibit have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission. Omissions are designated by the symbol [*****].

B.	Spirit knowingly, willfully, or with gross negligence fails to perform or comply with any material obligation set forth in SBP Section 17.0 “Proprietary Information and Materials”; or

C.
Spirit knowingly, willfully, or with gross negligence has participated in the sale, purchase or manufacture of airplane parts without the required approval of the FAA or appropriate non-U.S. equivalent regulatory agency; or

D.
Boeing reasonably revokes and has not reinstated its determination that Spirit is in compliance to quality management system requirements per Attachment 10, Section A10.2 AS/EN/JISQ 9100 Certification/Registration.

E.
Any failure by Spirit to perform or comply with any obligation (other than as described in GTA Sections 8.1.A, 8.1.B, 8.1.C, 8.1.D, 8.2.F, 8.2.G, and 8.2.H) set forth in this Agreement, the SBP or any Order and such failure shall continue unremedied for a period of fifteen (15) days or more following receipt by Spirit of written notice from Boeing specifying such failure; or

F.
(a) the suspension, dissolution or winding-up of Boeing’s or Spirit's business, (b) Boeing’s or Spirit's inability to pay debts, or its nonpayment of debts, generally as they become due, (c) the institution of reorganization, liquidation or other such proceedings by or against Boeing or Spirit or the appointment of a custodian, trustee, receiver or similar Person for any such company's properties or business, (d) an assignment by Boeing or Spirit for the benefit of its creditors, or (e) any action of Boeing or Spirit for the purpose of effecting or facilitating any of the foregoing; or

G.	Any material failure by Spirit to comply with GTA 15.1 “Compliance with Laws” and GTA 15.2 “Import/Export”,

H.	Any failure by Spirit to comply with GTA 20.4 “Assignment”.
8.2        Boeing Remedies
If any Event of Default by Spirit shall occur:

A.	Cancellation

1.
For any Event of Default specified in Sections 8.1.A and 8.1.E that has a material operational or financial impact on Boeing, Boeing may, by giving written notice (“Order Cancellation Notice”) to Spirit, immediately cancel any Order for Products other than Production Articles, in whole or in part, and Boeing shall not be required after delivery of such Order Cancellation Notice to accept the tender by Spirit of any Products subject to such cancellation.

2.
For any Event of Default specified in Sections 8.1.A and 8.1.E Boeing may, by giving written notice (“Recovery Plan Notice”) to Spirit, give notice of its intent to cancel any Order for Products (including Production Articles), this Agreement or the SBP, in whole or in part, after: (a) repeated Events of Default under Section 8.1.A or 8.1.E, as applicable, occurring within the [*****] prior to the date of such Recovery Plan Notice that have material operational or financial impact on Boeing; and (b) failure by Boeing and Spirit to reach an agreement in good faith on a recovery plan within [*****] days after Spirit’s receipt of such Recovery Plan Notice. Such recovery plan shall reasonably satisfy Boeing that Spirit is able to support Boeing requirements for Products in the amounts and within the delivery schedules Boeing reasonably requires. At the end of such [*****] day period, absent such agreement, if Boeing reasonably determines the Parties are unlikely to reach a mutually agreeable recovery plan, Boeing may, by giving written notice (“Cancellation Notice”) to Spirit, immediately

787 GTA between Boeing and Spirit
Conformed GTA BCA-65520-0032, May 12, 2011

Confidential portions of this exhibit have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission. Omissions are designated by the symbol [*****].

cancel any Order, including but not limited to Orders for Production Articles, this Agreement or the SBP, in whole or in part, and Boeing shall not be required after delivery of such Cancellation Notice to accept the tender by Spirit of any Products subject to such cancellation.

3.
For any Events of Default specified in Sections 8.1.B, 8.1.C, 8.1.D, 8.1.F, 8.1.G and 8.1. H Boeing may, by giving a Recovery Plan Notice to Spirit, give notice of its intent to cancel any Order, this Agreement or the SBP, in whole or in part, after failure by Boeing and Spirit to reach an agreement in good faith on a recovery plan within [*****] days after Spirit’s receipt of such Recovery Plan Notice. Such recovery plan shall reasonably satisfy Boeing that Spirit is able to remedy the Event of Default or the circumstances that gave rise thereto so that Spirit will be able to comply with its contractual obligations. At the end of such [*****] day period, absent such agreement, if Boeing reasonably determines the Parties are unlikely to reach a mutually agreeable recovery plan, Boeing may, by giving a Cancellation Notice to Spirit, immediately cancel any Order, including but not limited to Orders for Production Articles, this Agreement or the SBP, in whole or in part, and Boeing shall not be required after delivery of such Cancellation Notice to accept the tender by Spirit of any Products subject to such cancellation.

B.	Cover
Boeing may manufacture, produce or provide, or may engage any other Persons to manufacture, produce or provide, any Products in substitution for the Products to be delivered or provided by Spirit which Boeing reasonably believes will be affected by the Event of Default. Boeing may recover from Spirit the difference between the price for each such Product and the reasonable aggregate additional expense paid or incurred by Boeing to manufacture, produce or provide, or engage other persons to manufacture, produce or provide, each such Product; provided, however, that any Tooling and other items transferred by Spirit pursuant to GTA Section 8.2.F shall be taken into consideration when determining the amount of such recovery.

C.	Rework or Repair
Where allowed by the applicable regulatory authority, Boeing or its designee may rework or repair any Product in accordance with SBP Section 8.3 “Boeing’s Inspection and Rejection”

787 GTA between Boeing and Spirit
Conformed GTA BCA-65520-0032, May 12, 2011

Confidential portions of this exhibit have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission. Omissions are designated by the symbol [*****].

D.	Reserved

E.	Reserved

F.	Tooling and Other Materials
Upon the cancellation of any Order, this Agreement or the SBP, in whole or in part, pursuant to Section 8.2.A, or as necessary to exercise the cover remedy under Section 8.2.B, Spirit shall, upon the request of Boeing, transfer title (to the extent not then held by Boeing) and deliver to Boeing or Boeing's designee any or all (i) Tooling, including Transportation Devices (as defined in SBP Section 12.1.12 "Transportation Devices”), (ii) Boeing Furnished Material (as defined in SBP Section 12.8.1 “Boeing Furnished Material; Bonded Stores Requirements”), (iii) raw materials, parts, work-in-process, incomplete or completed assemblies and (iv) Product Proprietary Information (as defined in SBP Section 15.0 “Intellectual Property”) and other Proprietary Information and Materials (as defined in SBP Section 17.0 “Proprietary Information and Materials”) of Boeing in the possession or under the effective control of Spirit or any of its subcontractors or suppliers, in each case free and clear of all liens, claims or other rights of any Person, except as provided in SBP Section 15.2.1 "Product Proprietary Information" and SBP Section 15.2.3 "Joint SBP Activity Proprietary Information and Inventions". Such transfer and delivery with respect to clauses (i)-(iv) above shall apply only to the extent the subject matter thereof (a) is to be used as a result of the cancellation of any Order, this Agreement or the SBP or is otherwise necessary in connection with the exercise by Boeing of its cover remedy, and (b) is not required by Spirit for the performance of any Order that has been terminated only in part; provided however, if such subject matter is required for use by both Spirit and Boeing, the Parties shall confer and reach mutual agreement in a timely manner in order to resolve such issue in a manner that best supports the requirements of the Program.

Spirit shall promptly transfer and deliver, and cause each of its subcontractors to transfer and deliver, any or all of the aforesaid items in accordance with any written notice or notices given hereunder by Boeing to Spirit, notwithstanding any event or circumstance whatsoever, including, without limitation, any claim or dispute Spirit may assert in connection with such cancellation . If Boeing shall require Spirit to transfer and deliver to Boeing or Boeing's designee any of the aforesaid items, Spirit shall cooperate with and shall assist Boeing in developing and implementing plans to transfer the production of Products and provision of services to Boeing, or to any other Person designated by Boeing, in an expeditious and orderly manner and will take such other steps to assist Boeing as Boeing may reasonably request in good faith, all for the purpose of maintaining, or attempting to maintain as nearly as may be possible, production of Program Airplanes and Derivatives in accordance with Boeing's schedule of delivery of Program Airplanes and Derivatives to Customers.

Spirit hereby authorizes Boeing or its representatives to enter upon its or any of Spirit's subcontractors’ premises at any time during regular business hours upon reasonable advance written notice, for the limited purpose of taking physical possession of any or all of the aforesaid items. At the request of Boeing, Spirit shall promptly provide to Boeing a detailed list of such items, including the location thereof, and shall catalog, crate, package,

787 GTA between Boeing and Spirit
Conformed GTA BCA-65520-0032, May 12, 2011

Confidential portions of this exhibit have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission. Omissions are designated by the symbol [*****].

mark and ship such items expeditiously and in an orderly manner and otherwise in the manner reasonably requested by Boeing, which request may specify incremental or priority shipping of certain items. Spirit shall, if instructed by Boeing, store or dispose of any or all of the aforesaid items in any reasonable manner requested by Boeing.
Such transfer and delivery to Boeing (including transportation costs) of the above shall be at no cost to Boeing except as otherwise provided in this paragraph. Spirit shall be entitled to receive from Boeing reasonable compensation for any item accepted by Boeing which has been transferred to Boeing pursuant to this GTA Section 8.2.F. However, such compensation shall not include (i) Boeing Furnished Equipment, (ii) any item the price of which shall have been paid to Spirit prior to such transfer, and (iii) that portion of Shipset Prices for delivered Shipsets which may be reasonably attributable to Spirit’s recovery of Tooling accepted by Boeing. Spirit shall also be entitled to receive from Boeing reasonable compensation for the Product Definition portion of the Nonrecurring Work costs anticipated by Spirit at the time of the execution of this SBP, except for that portion of Shipset Prices for delivered Shipsets which may be reasonably attributable to Spirit’s recovery of such Product Definition costs. Such compensation hereunder shall not be paid directly to Spirit, but shall be accounted for as a setoff against any damages payable by Spirit to Boeing as a result of any Event of Default except to the extent the amount of such compensation shall exceed the amount of such damages.

8.3	Spirit Remedies
A.    Cancellation
For any Event of Default specified in Section 8.1.F, Spirit may, by giving a Recovery Plan Notice to Boeing, give notice of its intent not to fulfill the Order(s) affected by the Event of Default and to cancel this Agreement and the SBP, in whole or in part, after failure by Spirit and Boeing to reach an agreement in good faith on a recovery plan within [*****] days after Boeing's receipt of such Recovery Plan Notice. Such recovery plan shall reasonably satisfy Spirit that Boeing is able to remedy the Event of Default or the circumstances that gave rise thereto so that Boeing will be able to comply with its contractual obligations. At the end of such [*****] day period, absent such agreement, if Spirit reasonably determines the Parties are unlikely to reach a mutually agreeable recovery plan, Spirit may, by giving a Cancellation Notice to Boeing, immediately cease fulfilling the Order(s) affected by the Event of Default, cancel this Agreement and the SBP, in whole or in part, and Spirit shall not be required after delivery of such Cancellation Notice to deliver to Boeing any Products subject to such cancellation.

787 GTA between Boeing and Spirit
Conformed GTA BCA-65520-0032, May 12, 2011

Confidential portions of this exhibit have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission. Omissions are designated by the symbol [*****].

8.4        Boeing and Spirit Remedies

A.	Remedies Generally
No failure on the part of either Party in exercising any right or remedy hereunder, or as provided by law or in equity, shall impair, prejudice or constitute a waiver of any such right or remedy, or shall be construed as a waiver of any Event of Default or as acquiescence therein. No single or partial exercise of any such right or remedy shall preclude any other or further exercise thereof or the exercise of any other right or remedy. No acceptance of partial payment or performance of the other Party’s obligations hereunder shall constitute a waiver of any Event of Default or a waiver or release of payment or performance in full by the other Party of any such obligation. All rights and remedies of the Parties hereunder and at law and in equity shall be cumulative and not mutually exclusive and the exercise of one shall not be deemed a waiver of the right to exercise any other.

B.	Setoff
The non-defaulting Party shall, at its option, have the right to set off against and apply to the payment of any obligation, sum or amount owing at any time to the other Party hereunder or under any Order, all deposits, amounts or balances held by the non-defaulting Party for the account of the other Party and any amounts owed by the non-defaulting Party to the other Party, regardless of whether any such deposit, amount, balance or other amount is then due and owing. The Parties acknowledge and agree that such set off right shall not be made against the Advance Payments that are scheduled in the first and second quarter of 2006 (([*****] on February 15, 2006 and [*****] on May 15, 2006), in totality of [*****], as noted in the SBP, Section 5.5, Advance Payments. The Parties also acknowledge and agree that Boeing shall not be entitled to set off any such obligation, sum or amount against any Advance Payments or invoices for payments pursuant to Section 5.2.1, in the totality of $277 million, of the Special Business Provisions between Boeing and Spirit (MS-65530-0016). The reference to SBP MS-65530-0016 is for reference purposes only and does not incorporate the terms and conditions of such SBP.

9.0        TERMINATION OF AIRPLANE PROGRAM
9.1        Program Termination
The Parties acknowledge and agree that Boeing may, in its sole discretion, terminate this Agreement and the SBP in whole or in part, including any Orders issued hereunder, by written notice to Spirit (a “Program Termination Notice”) if Boeing decides not to initiate or continue production of the Program Airplane, or not to continue the Program, by reason of Boeing’s determination, after consultation with Spirit, that there is insufficient business basis for such initiation or continuation. In the event of such a termination, Boeing shall have no liability to Spirit except as expressly provided in GTA Section 9.2 “Termination Liability”. As a part of such consultation, Boeing shall provide Spirit with information regarding the basis of Boeing’s determination as Spirit may request, subject to Boeing’s consent. Boeing’s consent shall not be unreasonably withheld.

787 GTA between Boeing and Spirit
Conformed GTA BCA-65520-0032, May 12, 2011

Confidential portions of this exhibit have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission. Omissions are designated by the symbol [*****].

9.2        Termination Liability
In the event of a termination as described in GTA Section 9.1 “Program Termination”, Boeing shall have no liability whatsoever, including but not limited to Nonrecurring Work, to Spirit, except as set forth in GTA Section 9.3 “Transfer of Certain Property” and except to the extent of any Orders issued prior to the date of Spirit’s receipt of the Program Termination Notice. Termination of such Orders shall be governed by GTA Section 7.0 “Termination for Convenience”, except that each reference in GTA Section 7.0 to an “Order Termination Notice” shall be deemed to refer instead to the Program Termination Notice.
9.3        Transfer of Certain Property
If Boeing delivers a Program Termination Notice pursuant to GTA Section 9.1 “Program Termination”, then Spirit shall, upon the written request of Boeing, transfer title to any or all of the items described in GTA Section 8.2.F.1 “Tooling and Other Materials” and deliver such items to Boeing or its designee in a manner to be mutually agreed by the Parties. Spirit shall be entitled to reasonable compensation for (i) any Tooling transferred to Boeing or its designee, including Transportation Devices (as defined in SBP Section 12.1.12 “Transportation Devices”) except for that portion of Shipset Prices for delivered Shipsets which may be reasonably attributable to Spirit’s recovery of such Tooling accepted by Boeing, and (ii) raw materials, parts, work-in-process, incomplete or completed assemblies in the possession or under the effective control of Spirit or any of its subcontractors or suppliers for all such items that are transferred and delivered to Boeing or its designee. Transportation costs for items transferred shall be at Boeing’s expense.
10.0        DELAYS
10.1        Excusable Delay

A.
If delivery of any Product is delayed by unforeseeable circumstances beyond the control and without the fault or negligence of Spirit or of its suppliers or subcontractors (any such delay being hereinafter referred to as "Excusable Delay"), the delivery date of such Product shall be extended for a period to be determined by Boeing after an assessment by Boeing and Spirit of alternative work methods and consultation by Boeing with Spirit as appropriate. Excusable Delays may include, but are not limited to, acts of God, war, terrorist acts, riots, acts of government, fires, floods, earthquakes, epidemics, quarantine restrictions, freight embargoes, strikes or unusually severe weather, but shall exclude Spirit's noncompliance with any legal requirement as required by GTA Section 15.1 “Compliance with Laws”. However, the above notwithstanding, Boeing expects Spirit to use its best commercially reasonable efforts to continue production, recover lost time and support all schedules as established under this Agreement or any Order. Therefore, it is understood and agreed that (i) delays in delivery of any Product of less than [*****] days duration shall not be considered to be Excusable Delays unless such delays shall occur within [*****] days preceding the scheduled delivery date of any Product and (ii) if delay in delivery of any Product is caused by the default of any of Spirit's subcontractors or suppliers, such delay shall not be considered an Excusable Delay unless the supplies or services to be provided by such subcontractor or supplier are not obtainable from other sources in sufficient time to permit Spirit to meet the applicable delivery schedules.

787 GTA between Boeing and Spirit
Conformed GTA BCA-65520-0032, May 12, 2011

Confidential portions of this exhibit have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission. Omissions are designated by the symbol [*****].

If delivery of any Product is delayed by any Excusable Delay for more than three (3) months, Boeing may (except in any case where GTA Section 10.2 “Delays Attributable to Boeing” shall apply) at such time or at any time thereafter up to the time such Product is delivered, after consultation with Spirit but without granting any additional extension, cancel all or part of any Order with respect to the delayed Products. In such event, Boeing may, in its reasonable discretion, also cancel this Agreement and the SBP in whole or in part, provided however, that prior to any such cancellation, Boeing shall have first consulted with Spirit and Boeing shall have reasonably determined that the anticipated future duration of such Excusable Delay would be longer than the time it will take to develop, and obtain Production Articles from, an alternate source. In connection with such consultation, Boeing agrees to share the basis for such determination with Spirit.

B.	[Reserved].

C.
If an Excusable Delay lasts more than three (3) months and Boeing cancels this Agreement and the SBP or any Order, in whole or in part, Boeing may exercise its rights and remedies of cover in respect of such Products in accordance with GTA Section 8.2.B. However, subsequent to any such cancellation of this Agreement and the SBP or any Order, in whole or in part, Spirit shall, upon the written request of Boeing, transfer title to any or all of the items described in GTA Section 8.2.F.1 “Tooling and Other Materials” and deliver such items to Boeing or its designee in a manner to be mutually agreed by the Parties. Spirit shall be entitled to reasonable compensation for (i) any such Tooling transferred to Boeing or its designee pursuant to the preceding sentence, including Transportation Devices, less that portion of Shipset Prices for delivered Shipsets which may be reasonably attributable to Spirit’s recovery of such Tooling accepted by Boeing; and (ii) raw materials, parts, work-in-process, incomplete or completed assemblies in the possession or under the effective control of Spirit or any of its subcontractors or suppliers that are transferred and delivered to Boeing or its designee. Transportation costs for items transferred shall be at Boeing’s expense.

If Boeing cancels this Agreement and the SBP in whole pursuant to this GTA Section 10.1, Spirit shall also be entitled to receive from Boeing reasonable compensation for the Nonrecurring Work costs (other than Tooling, except as provided above) anticipated by Spirit at the time of the execution of this Agreement, except for that portion of Shipset Prices for delivered Shipsets which may be reasonably attributable to Spirit’s recovery of such other Nonrecurring Work costs or such costs as may have otherwise been specifically recovered from a Third Party as a result of the occurrence of the Excusable Delay.

787 GTA between Boeing and Spirit
Conformed GTA BCA-65520-0032, May 12, 2011

Confidential portions of this exhibit have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission. Omissions are designated by the symbol [*****].

If Boeing cancels this Agreement and the SBP in part (including any associated Order in whole or in part) pursuant to this GTA Section 10.1 with respect to a major component, Spirit shall also be entitled to receive from Boeing reasonable compensation for the Nonrecurring Work costs related to such major component (other than Tooling, except as provided above) anticipated by Spirit at the time of the execution of this Agreement, except for that portion of Shipset Prices for delivered Shipsets which may be reasonably attributable to Spirit’s recovery of such other Nonrecurring Work or such costs as may have otherwise been specifically recovered from a Third Party as a result of the occurrence of the Excusable Delay.

D.	No delay in performance by Spirit due to an Excusable Delay shall constitute an Event of Default or be construed in any way as a default by Spirit under this Agreement, the SBP or any Order.
10.2        Delays Attributable to Boeing
In the event of any delay caused by Boeing affecting Spirit’s delivery schedule, Boeing and Spirit shall seek commercially practical solutions to assure Boeing maintains on-schedule delivery of the Aircraft to its Customers. If such solutions cause additional cost impact to Spirit, Boeing will compensate Spirit for the reasonable costs of such impact. To the extent any delay is foreseeable, Boeing shall notify Spirit as soon as practicable. In no event shall any such delay affecting Spirit’s delivery schedule constitute an Event of Default by Spirit.
11.0        SUSPENSION OF WORK
Boeing may in its reasonable discretion at any time, by written order to Spirit (hereinafter referred to as a “Stop Work Order”), require Spirit to stop all or any part of the work called for by any Order for up to [*****] except as provided in the following paragraph. On receipt of a Stop Work Order, Spirit shall promptly comply with its terms and the Parties shall collaborate to minimize the disruption and cost to both Parties arising from the Stop Work Order during the period of work stoppage. Within the period covered by the Stop Work Order (including any extension thereof) Boeing shall either (i) cancel the Stop Work Order or (ii) terminate or cancel the work covered by the Stop Work Order in accordance with the provisions of GTA Section 7.0 “Termination for Convenience” or if an Event of Default by Spirit, GTA Section 8.0 “Events of Default and Remedies”. In the event the Stop Work Order is canceled by Boeing or the period of the Stop Work Order (including any extension thereof) expires, Spirit shall resume the work covered by the Stop Work Order as soon as practicable, and Spirit and Boeing shall consult regarding the impact of the period of the Stop Work Order on any delivery schedules or other requirements under the terms of this Agreement, the SBP and the applicable Order. In no event shall the period covered by any Stop Work Order (including any extensions thereof), or by any series of Stop Work Orders relating to the same work, exceed in the aggregate [*****] without the written consent of Spirit except as provided in the following paragraph.

787 GTA between Boeing and Spirit
Conformed GTA BCA-65520-0032, May 12, 2011

Confidential portions of this exhibit have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission. Omissions are designated by the symbol [*****].

In the event SBP Section 3.4.2.3 “First Shipset Master Phasing Plan” shall become applicable under the SBP of any third party, the [*****] time period referred to in this Section shall not apply with respect to such circumstances. In such case, Spirit acknowledges and agrees that Boeing may establish a period of the Stop Work Order of any duration as reasonably determined by Boeing after consultation with Spirit.
12.0    RESERVED
13.0        ASSURANCE OF PERFORMANCE

A.	Spirit to Provide Assurance
If Boeing determines reasonably and in good faith, at any time or from time to time, that it is not sufficiently assured of Spirit's full, timely and continuing performance hereunder, Boeing may request, by written notice to Spirit, written assurance (hereinafter an "Assurance of Performance") that Spirit is able to perform all of its obligations under any Order when and as specified herein. Each Assurance of Performance shall be delivered by Spirit to Boeing as promptly as possible, but in any event no later than [*****] following Spirit’s receipt of Boeing's request therefore, and each Assurance of Performance shall be accompanied by any information, reports or other materials, prepared by Spirit, as Boeing may reasonably request. Boeing shall give consideration to Spirit’s customary business practices when requesting such information, reports or other materials. Except as to payment for accepted goods. Boeing may suspend all or any part of Boeing's performance hereunder until Boeing receives an Assurance of Performance from Spirit reasonably satisfactory in form and substance to Boeing.

B.	Meetings
Boeing may request one or more meetings with senior management or other employees of Spirit for the purpose of discussing any request by Boeing for an Assurance of Performance or any Assurance of Performance provided by Spirit. Spirit shall make such persons available to meet with representatives of Boeing as soon as may be practicable following a request for any such meeting by Boeing.

787 GTA between Boeing and Spirit
Conformed GTA BCA-65520-0032, May 12, 2011

Confidential portions of this exhibit have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission. Omissions are designated by the symbol [*****].

14.0        LIMITATION OF SPIRIT'S RIGHT TO ENCUMBER ASSETS
Spirit warrants to Boeing that it has or will have good title to all inventory, work-in-process, tooling and materials to be supplied by Spirit in the performance of its obligations under any Order. Pursuant to the provisions of such Order, Spirit will transfer to Boeing title to such inventory, work-in-process, tooling and materials, whether transferred separately or as part of any Product delivered under the Order, free of any liens, charges, encumbrances or rights of others.
15.0        COMPLIANCE
15.1        Compliance With Laws
Spirit shall be responsible for complying with all laws, including, but not limited to, any statute, rule, regulation, judgment, decree, order, or permit applicable to its performance under this Agreement and the SBP, including those pertaining to United States export controls. Spirit shall notify Boeing at the earliest practicable opportunity of any aspect of its performance which becomes subject to additional regulation after the date of execution of this Agreement or which Spirit reasonably believes will become subject to additional regulation during the term of this Agreement, in each case if such additional regulation could reasonably be expected to materially affect Spirit’s or Boeing’s performance under this Agreement or the SBP.
Boeing shall be responsible for complying with all laws, including, but not limited to, any statute, rule, regulation, judgment, decree, order, or permit applicable to its performance under this Agreement and the SBP, including those pertaining to United States export controls.
15.2        Import/Export

(a)
In performing their respective obligations under this Agreement and the SBP, both Parties will comply with United States export control and sanctions laws, regulations, and orders, as they may be amended from time to time, applicable to the export and re-export of goods, software, technology, or technical data (“Items”) or services, including without limitation the Export Administration Regulations (“EAR”), International Traffic in Arms Regulations (“ITAR”), and regulations and orders administered by the Treasury Department’s Office of Foreign Assets Control (collectively, “Export Control Laws”).

(b)
The Party conducting the export shall be responsible for obtaining the required authorizations. The Party conducting the re-export shall be responsible for obtaining the required authorizations. Each Party shall reasonably cooperate with, and exercise reasonable efforts to support, the other Party in obtaining any necessary licenses or authorizations required to perform its obligations under this Agreement and the SBP.

787 GTA between Boeing and Spirit
Conformed GTA BCA-65520-0032, May 12, 2011

Confidential portions of this exhibit have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission. Omissions are designated by the symbol [*****].

(c)
The Party providing any Items under this Agreement or the SBP shall, upon written request of the other Party, notify the other Party of the Items’ Export Control Classification Numbers (“ECCNs”) as well as the ECCNs of any components or parts thereof if they are different from the ECCN of the Item at issue. If requested by Spirit, Boeing will consider providing assistance to enable Spirit to comply with the requirements of this paragraph.

(d)
Each Party represents that (i) the Items, and the parts and components thereof, it is providing under this Agreement and the SBP are not “defense articles” as that term is defined in 22 C.F.R. § 120.6 of the ITAR and (ii) the services it is providing under this Agreement and the SBP are not “defense services” as that term is defined in 22 C.F.R. § 120.9 of the ITAR. The Parties acknowledge that this representation means that an official capable of binding the Party providing such Items knows or has otherwise determined that such Items, and the parts and components thereof, are not on the ITAR’s Munitions List at 22 C.F.R. §121.1. Each Party agrees to reasonably cooperate with the other in providing, upon written request of the other Party, documentation or other information that supports or confirms this representation.

(e)
To the extent that such Items, or any parts or components thereof, were specifically designed or modified for a military end use or end user, the Party providing such Items shall notify the other Party of this fact and shall also provide the other Party with written confirmation from the United States Department of State that such Items, and all such parts or components thereof, are not subject to the jurisdiction of the ITAR.

15.3	Government Requirements
If any of the work to be performed under this Agreement or the SBP with respect to any Order is performed in the United States, Spirit shall, via invoice or other form reasonably satisfactory to Boeing, certify that the Products covered by the Order were produced in compliance with Sections 6, 7 and 12 of the Fair Labor Standards Act (29 U.S.C. 201-291), as amended, and the regulations and orders of the U.S. Department of Labor issued thereunder. In addition, the following Federal Acquisition Regulations are incorporated herein by this reference except "Contractor" shall mean "Spirit". Other Government clauses, if any, are incorporated herein either by attachment to this document or by some other means of reference.
FAR 52.222-26    "Equal Opportunity"

FAR 52.222-35	"Affirmative Action for Disabled Veterans and Veterans of the Vietnam Era”
FAR 52.222-36    "Affirmative Action for Workers with Disabilities”

FAR 52.247-64	“Preference for Privately Owned U.S.-Flagged Commercial Vessels”

787 GTA between Boeing and Spirit
Conformed GTA BCA-65520-0032, May 12, 2011

Confidential portions of this exhibit have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission. Omissions are designated by the symbol [*****].

15.4        Ethic Requirements/Code of Conduct
Boeing is committed to conducting its business fairly, impartially, and in an ethical and proper manner. Boeing’s expectation is that Spirit will also conduct its business fairly, impartially and in an ethical and proper manner. Boeing further expects that Spirit will have (or will develop) and adhere to a code of ethical standards. If Spirit has cause to believe that Boeing or any employee or agent of Boeing has behaved improperly or unethically under this Agreement or the SBP, Spirit shall report such conduct to The Boeing Company Ethics hotline. Copies of The Boeing Company Code of Conduct and contacts for such reports are available on www.boeing.com under "Ethics and Business Conduct". Although Boeing will not use the failure to report improper or unethical behavior as a basis for claiming breach of contract by Spirit, Spirit is encouraged to exert reasonable efforts to report such behavior when warranted.
16.0        INTEGRITY IN PROCUREMENT
Spirit warrants that neither it nor any of its employees, agents or representatives have offered or given, or will offer or give, any gratuities to Boeing’s employees, agents or representatives for the purpose of securing any Order or securing favorable treatment under any Order.
17.0        APPLICABLE LAW
This Agreement shall be governed by the laws of the State of Washington. No consideration shall be given to Washington’s conflict of law rules. This Agreement excludes the application of the 1980 United Nations Convention on Contracts for the International Sale of Goods.
Spirit hereby irrevocably consents to and submits itself exclusively to the jurisdiction of the applicable courts of King County, Washington and the federal courts of Washington State for the purpose of any suit, action or other judicial proceeding arising out of or connected with any Order or the performance or subject matter thereof. Spirit hereby waives and agrees not to assert by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that (a) Spirit is not personally subject to the jurisdiction of the above-named courts, (b) the suit, action or proceeding is brought in an inconvenient forum or (c) the venue of the suit, action or proceeding is improper.
18.0        SURVIVAL
Without limiting any other survival provision contained herein and notwithstanding any other provision of this Agreement or the SBP to the contrary, the representations, covenants, agreements and obligations of the Parties set forth in GTA Section 7.3 “Termination Claim”, GTA Section 7.8 “Payments”, GTA Section 8.0 “Events of Default and Remedies”, GTA Section 9.0 “Termination of Airplane Program”, GTA Section 10.0 “Delays”, GTA Section 17.0 “Applicable Law”, GTA Section 19.2 “Confidentiality”, GTA Section 22.0 “Non-Waiver/Partial Invalidity”, GTA Section 24.0 “Product Liability Claims”, GTA Section 25.0 “Disputes“, and this GTA Section 18.0 shall survive any cancellation, termination or expiration of this Agreement, any assignment of this Agreement or any payment and performance of any or all of the other obligations of the Parties hereunder. Termination or cancellation of any part of this Agreement shall not alter or affect any part of this Agreement, which has not been terminated or cancelled. It is the intention of the Parties that this Agreement and the SBP shall terminate or expire at the same time and,

787 GTA between Boeing and Spirit
Conformed GTA BCA-65520-0032, May 12, 2011

Confidential portions of this exhibit have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission. Omissions are designated by the symbol [*****].

accordingly, this Agreement shall not survive (except as provided in this GTA Section 18.0) following the expiration or termination of the SBP.
19.0        PUBLICITY AND CONFIDENTIALITY
19.1        Publicity
Without Boeing’s prior written approval, Spirit shall not, and shall require that its subcontractors or suppliers shall not, release any publicity, advertisement, news release or denial or confirmation of the same, regarding any Order or Products, or the Program; provided, however, that the foregoing shall not preclude communications or disclosures regarding the provisions of this Agreement, the SBP or the AA between Spirit and Boeing solely and as necessary to comply with any accounting or Securities and Exchange Commission or Canadian securities disclosure obligations (including in connection with registering securities) or rules of any stock exchange or national market system. Spirit shall be liable to Boeing for any breach of such obligation by any such subcontractor or supplier.
19.2        Confidentiality
Each Party shall treat the terms of this Agreement and the SBP as confidential, subject to applicable legal and governmental requirements, and no public release or announcement concerning this Agreement or the SBP or their specific terms shall be made without the prior consent of both Parties; provided, however, that the foregoing shall not preclude communications or disclosures regarding the provisions of this Agreement, the SBP or the AA between Spirit and Boeing solely and as necessary to comply with any accounting or Securities and Exchange Commission or Canadian securities disclosure obligations (including in connection with registering securities) or rules of any stock exchange or national market system. Each Party shall request and shall use its best reasonable efforts to obtain confidential treatment of, and shall cooperate with the other Party in any efforts it may make to obtain confidential treatment of, any documentation or information regarding this Agreement or the SBP disclosed to any governmental agency or other entity as a result of applicable legal or governmental requirements.

787 GTA between Boeing and Spirit
Conformed GTA BCA-65520-0032, May 12, 2011

Confidential portions of this exhibit have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission. Omissions are designated by the symbol [*****].

20.0        RESPONSIBILITY FOR PERFORMANCE
20.1        Responsibilities of Spirit

Spirit shall be responsible for performance of its obligations under this Agreement and the SBP and any Order referencing this Agreement and the SBP. Subject to GTA Section 10.1 “Excusable Delay” and SBP Section 12.3 “Compatibility with Engineering, Business and Production Systems”, (i) Spirit shall bear all risks of providing adequate facilities and equipment to perform each Order in accordance with the terms thereof and (ii) Spirit may use its facilities and equipment (which shall not include any of Boeing’s Proprietary Information and Materials) for any lawful purposes in addition to performing Orders and (iii) if any use of any facilities or equipment contemplated by Spirit for use in performing Orders will not be available for any reason, Spirit shall be responsible for arranging for similar facilities and equipment at no cost to Boeing, and any failure to do so shall not relieve Spirit from its obligations.
Spirit shall notify and obtain written approval (not to be unreasonably withheld or delayed) from Boeing prior to moving work to be performed under this Agreement or the SBP between Spirit’s various facilities. Spirit shall include as part of its subcontracts the right of entry provisions, proprietary information and rights provisions and quality control provisions, compliance with laws provisions (GTA Section 15.1), environmental and safety and health provisions (SBP Section 13.0), insurance provisions, and customer contact provisions contained in this Agreement and the SBP and shall use its best commercially reasonable efforts to also include other elements of this Agreement and the SBP that protect Boeing’s rights as reasonably applicable. In addition, Spirit shall provide to its subcontractors sufficient information to document clearly that the work being performed by Spirit's subcontractors is to facilitate performance under this Agreement, the SBP or any Order. Sufficient information may include but is not limited to Order number, GTA or SBP number or the name of Boeing's Procurement Representative.

Spirit’s relationship to Boeing in the performance of this Agreement or any Order is that of an independent contractor. Spirit’s employees, agents, subcontractors or representatives (“Employees”) involved in such performance shall at all times be under Spirit’s direction, management authority and control. Without limiting the foregoing, Spirit shall have sole direction, management, authority and control over: its management and policies; its Employees, including corporate executive officers or board executives, plant management, and workforce; its facilities and equipment and activities thereon, and its compliance with all legal requirements. Spirit shall pay all wages, salaries and other amounts due its Employees in connection with such performance and shall be responsible for all obligations and administrative functions with respect to them including without limitation payroll activities, social security, income tax withholding, unemployment compensation, worker’s compensation, employee benefits (such as health plans, retirement plans, and insurance plans); provided, that Boeing may provide certain of such services to Spirit pursuant to the Transition Services Agreement dated as of the date hereof by and between Boeing and Spirit.

787 GTA between Boeing and Spirit
Conformed GTA BCA-65520-0032, May 12, 2011

Confidential portions of this exhibit have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission. Omissions are designated by the symbol [*****].

20.2        Subcontracting
Spirit shall maintain complete and accurate records regarding all subcontracted items and/or processes in accordance with its customary business practices. Spirit’s use of subcontractors or suppliers shall comply with Spirit’s quality assurance system approval for said subcontractors or suppliers. Unless Boeing’s prior written authorization or approval is obtained, Spirit may not purchase completed or substantially completed Products. For purposes of this GTA Section 20.2 only, completed or substantially completed Products shall not include components of assemblies or subassemblies. No subcontracting by Spirit shall relieve Spirit of its obligation under the applicable Order. Utilization of a Boeing-approved source shall not constitute a waiver of Spirit's responsibility to meet all specification requirements.
20.3        Reliance
Entering into this Agreement is in part based upon Boeing's reliance on Spirit's ability, expertise and awareness of the intended use of the Products. Spirit agrees that Boeing and Boeing's Customers may rely on Spirit as an expert, and Spirit will not deny any responsibility or obligation hereunder to Boeing or Boeing's Customers on the grounds that Boeing or Boeing's Customers provided recommendations or assistance in any phase of the work involved in producing or supporting the Products, including but not limited to Boeing's acceptance of specifications, test data or the Products.
20.4        Assignment
Seller shall not assign any of its rights or interest in this Agreement or any Order, or subcontract all or substantially all of its performance of this Agreement or any Order, without Boeing’s prior written consent, which shall not be unreasonably withheld, except that Boeing may withhold its consent to an assignment to a Disqualified Person (as defined below) for any reason and at its sole discretion. Seller shall provide Boeing with thirty (30) days notice prior to any proposed assignment. Seller shall not delegate any of its duties or obligations under this Agreement; provided that this shall not prohibit Seller from subcontracting as permitted pursuant to the applicable SBP. Seller may assign its right to monies due or to become due. No assignment, delegation or subcontracting by Seller, with or without Boeing’s consent, shall relieve Seller of any of its obligations under this Agreement or Order or prejudice any rights of Boeing against Seller whether arising before or after the date of any assignment. This article does not limit Seller’s ability to purchase standard commercial supplies or raw material.

787 GTA between Boeing and Spirit
Conformed GTA BCA-65520-0032, May 12, 2011

Confidential portions of this exhibit have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission. Omissions are designated by the symbol [*****].

The prohibition set forth in this GTA Section 20.4 includes, without limitation (and the following shall, subject to the immediately following sentence, be deemed to be "assignments"): (i) a consolidation or merger of Seller in which a Disqualified Person directly or indirectly holds, immediately after consummation of the transaction more than fifty percent (50%) of the voting power of the issued and outstanding voting stock of the corporation resulting from or surviving such transaction; (ii) the acquisition directly or indirectly by a Disqualified Person of voting stock of any corporate Seller having more than fifty percent (50%) of the voting power of the issued and outstanding voting stock of Seller; (iii) the sale, assignment or transfer of all or substantially all of the assets of Seller to a Disqualified Person; and (iv) where Seller is a partnership, acquisition of control of such partnership by a Disqualified Person. Any consolidation, merger, acquisition of voting stock or sale, assignment or transfer of all or substantially all of the assets of Seller that is not prohibited by the immediately preceding sentence shall not constitute an “assignment” for purposes of this GTA and shall not be prohibited by, or require Boeing’s consent under, this Section 20.4.

A Disqualified Person is:

(i)	a Person, a principal business of which is as an original equipment manufacturer of commercial aircraft, defense systems, satellites, space launch vehicles or space vehicles;

(ii)
a Person that Boeing reasonably believes is unable to perform this Agreement, for reasons, including but not limited to, financial viability, export and import laws, and demonstrated past performance failures;

(iii)
a Person, that after giving effect to the transaction , would be the supplier of more than forty percent (40%) by value of the major structural components of any model of Boeing aircraft then in production, unless it is mutually agreed that significant identifiable benefits will accrue to Boeing as a result of the transaction; or;

(iv)
a Person who is one of the following companies or a parent, subsidiary or affiliate of one of the following companies: Lufthansa Technique; Israeli Aircraft Industries; HAECO; PEMCO Aeroplex, EADS/Airbus, or who is an airline or an operator of commercial aircraft in revenue service or a parent, subsidiary or affiliate of an airline or an operator of commercial aircraft in revenue service..

787 GTA between Boeing and Spirit
Conformed GTA BCA-65520-0032, May 12, 2011

Confidential portions of this exhibit have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission. Omissions are designated by the symbol [*****].

Seller shall not permit any Person described in clause (iv) of the definition of Disqualified Person to hold any voting stock of Seller at any time that Seller is not a Public Company. Seller shall not enter into any agreement under which any Person described in clause (iv) of the definition of Disqualified Person is entitled to designate one or more members of Seller’s board of directors at any time that Seller is a Public Company. A Public Company is any Person (i) with equity securities registered under Section 12 of the Securities Exchange Act of 1934 or which is subject to the reporting requirements of Section 15(d) of the Securities Exchange Act of 1934 or (ii) with equity securities traded or quoted in a domestic or foreign securities exchange or market.
For the avoidance of doubt, Boeing and Seller agree that HMSGTA MWS and Supplemental License Agreements WS-001/-002/-003 and -004 may be assigned to the third party receiving assignment of this GTA and its corresponding SBP’s. Any other Supplemental License Agreement between Boeing and Seller will be subject to the assignment terms of HMSGTA MWS.

20.5        Relationship of Parties
No provision of this Agreement or the SBP, and no course of dealing or performance between Boeing and Spirit, shall in any event or circumstance be construed as constituting, creating, giving effect to or otherwise recognizing a joint venture, partnership or other similar arrangement; and each Party is and shall remain an independent contractor as to the other Party with respect to all activities, obligations, liabilities and other matters contemplated by this Agreement and the SBP. Neither Party shall have any authority to act in the name of, bind or obligate the other Party in any manner whatsoever, and neither Party shall hold itself out to have such authority or to be the agent, joint venturer or partner of the other Party; and each Party hereby irrevocably waives, and agrees not to assert at any time, any claim that such Party may now or hereafter have that it is the agent, joint venturer or partner of the other Party.
20.6        Successors and Assigns
This Agreement and the SBP shall inure to the benefit of and be binding upon each of the Parties and their respective successors and permitted assigns.
21.0        STRATEGIC ALIGNMENT
With the prior written consent of Spirit (which shall not be unreasonably withheld), Boeing may assign any Order, in whole or in part, to a third party who is under an obligation to supply Boeing with components, kits, assemblies or systems that require Products. At the time of such assignment, Boeing will require that its assignee expressly assume all obligations and perform all duties owed to Spirit under the assigned Order; provided, however, that no such assignment or assumption shall relieve Boeing of any of its obligations under this Agreement, the SBP or the assigned Order. Promptly after any such assignment, Boeing will notify Spirit of the assignment and its effective date.

787 GTA between Boeing and Spirit
Conformed GTA BCA-65520-0032, May 12, 2011

Confidential portions of this exhibit have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission. Omissions are designated by the symbol [*****].

22.0        NON-WAIVER/PARTIAL INVALIDITY
Any failures, delays or forbearances of either Party in insisting upon or enforcing any provisions of any Order, or in exercising any rights or remedies under this Agreement, shall not be construed as a waiver or relinquishment of any such provisions, rights or remedies; rather, the same shall remain in full force and effect. If any provision of this Agreement or any Order is or becomes void or unenforceable by law, then, to the fullest extent permitted by law, the remainder shall remain valid and enforceable.
23.0        HEADINGS
Section headings used in this Agreement are for convenient reference only and shall not affect the interpretation of this Agreement.
24.0        PRODUCT LIABILITY CLAIMS

Boeing and Spirit shall cooperate with each other in connection with any product liability claims made by Boeing's Customers or other third parties, and neither Party shall have an express contractual right to indemnity from the other in respect of any such claim. Each Party shall retain the right to seek contribution or indemnity, to the extent provided by applicable law, in respect of its payment of any such claim.
25.0        DISPUTES
25.1        Obligations to Negotiate
Boeing and Spirit shall use their best reasonable efforts to resolve any and all disputes, controversies, claims or differences between Boeing and Spirit arising out of or relating in any way to this Agreement, the SBP or any Order, or their performance, including, but not limited to, any questions regarding the existence, validity or termination hereof or thereof ("Disputes"), through negotiation. If a Dispute cannot be resolved by the functional representatives of Boeing and Spirit, it shall be referred up through management channels of the Parties, or their respective designees, for further negotiation. If, and only if, the Parties fail to resolve the Dispute through such negotiation, either Party may initiate an arbitration proceeding in accordance with GTA Section 25.2 “Resolution of Disputes”.
25.2        Resolution of Disputes
Unless otherwise provided herein, each Party may pursue any remedy it has under law or equity should any Dispute not be settled by mutual agreement. However, upon written agreement of both Parties, any such Dispute may be submitted to arbitration or mediation.

787 GTA between Boeing and Spirit
Conformed GTA BCA-65520-0032, May 12, 2011

Confidential portions of this exhibit have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission. Omissions are designated by the symbol [*****].

Pending final resolution of any Dispute, the Parties shall proceed with performance of this Agreement, the SBP or any Order so long as Boeing continues to pay amounts not in dispute.
26.0        TAXES AND DUTIES
26.1        Inclusion of Taxes in Price
Unless this Agreement specifies otherwise, the price of the Products includes, and Spirit is liable for and shall pay, all taxes, impositions, charges, exactions and duties imposed on Spirit that are measured by this Agreement and the Orders issued hereunder or are otherwise assessed against Spirit in connection with the performance by Spirit of this Agreement or such Orders, except for United States customs duties and sales or use taxes assessed by any United States governmental authority or subdivision thereof on sales to Boeing ("Sales Taxes") for which Boeing has specifically agreed to pay. Sales Taxes shall be separately stated on Spirit’s invoices. Prices shall not include any taxes, impositions, charges, exactions or duties for which Boeing has furnished a valid exemption certificate or other evidence of exemption.
26.2        Litigation
In the event that any taxing authority has claimed or does claim payment for Sales Taxes, Spirit shall promptly notify Boeing, and Spirit shall take such action as Boeing may reasonably request to pay or protest such taxes or to defend against such claim. The actual and direct expenses, without the addition of profit and overhead, of such defense and the amount of such taxes as ultimately determined as due and payable shall be paid directly by Boeing or reimbursed to Spirit promptly following Spirit’s request. If Spirit or Boeing is successful in defending such claim, the amount of such taxes recovered by Spirit, which had previously been paid by Spirit and reimbursed by Boeing or paid directly by Boeing, shall be promptly refunded to Boeing.
26.3        Rebates
If any taxes paid by Boeing are subject to rebate or reimbursement, Spirit shall take such actions as Boeing may reasonably request to secure such rebates or reimbursement and shall promptly refund to Boeing any amount recovered.
27.0        COUNTERPARTS
This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument.

787 GTA between Boeing and Spirit
Conformed GTA BCA-65520-0032, May 12, 2011

Confidential portions of this exhibit have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission. Omissions are designated by the symbol [*****].

28.0	AMENDMENTS
Except as otherwise expressly provided herein, the terms of this Agreement shall not be amended, or deemed amended, except by a written instrument signed by the duly authorized representatives of both Parties.

EXECUTED in duplicate as of the date and year first written above by the duly authorized representatives of the Parties.

BOEING	Spirit AeroSystems, Inc.

THE BOEING COMPANY	Spirit AeroSystems, Inc.
Acting By and Through
Boeing Commercial Airplanes

/s/ Randall L. Parks	/s/ M. J. Kurimsky
Name: Randall L. Parks	Name: M. J. Kurimsky
Title: Procurement Manager	Title: Contracts Manager
Date: May 12, 2011	Date: May 12, 2011

787 GTA between Boeing and Spirit
Conformed GTA BCA-65520-0032, May 12, 2011